SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C. 20549


                                  FORM 15

          Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of
              1934 or Suspension of Duty to file Reports Under
              Sections 13 and 15(d) of the Securities Exchange
                               Act of 1934.

                       Commission File Number 0-27830

                                Lycos, Inc.

           (Exact name of registrant as specified in its charter)

                           400-2 Totten Pond Road
                           Waltham, MA 02451-2000
                               (781) 370-2700

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Common Stock, par value $0.01 per share (Title of each class of securities covered by this Form)

                                    None
    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) or designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [  x ]           Rule 12h-3(b)(1)(ii)    [    ]
Rule 12g-4(a)(1)(ii)     [    ]           Rule 12h-3(b)(2)(i)     [    ]
Rule 12g-4(a)(2)(i)      [    ]           Rule 12h-3(b)(2)(ii)    [    ]
Rule 12g-4(a)(2)(ii)     [    ]           Rule 15d-(6)            [    ]
Rule 12h-3(b)(1)(i)      [    ]

Approximate number of holders of record as of the certification or notice date:

Description of Security                                  # of Holders
-----------------------                                  ------------
Common Stock, par value $0.01 per share                         1


     Pursuant to the requirements of the Securities Exchange Act of 1934, Lycos, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    October 27, 2000                    By: /s/ Edward M. Philip
                                                 ------------------------------
                                             Name:  Edward M. Philip
                                             Title: Chief Operating Officer and
                                                    Chief Financial Officer